Exhibit 99.1
McCLATCHY REPORTS FIRST QUARTER RESULTS

SACRAMENTO, Calif., April 23, 2009 – The McClatchy Company (NYSE-MNI) today reported a net loss from continuing operations in the first quarter of 2009 of $37.7 million, or 45 cents per share.  Adjusted for certain items, (1) the loss from continuing operations was $22.9 million, or 28 cents.

 Net loss from continuing operations in the first quarter of 2008 was $993,000, or one cent per share.  Adjusted for certain items, (1) earnings from continuing operations were $2.8 million, or three cents in the first quarter of 2008.

Revenues from continuing operations in the first quarter of 2009 were $365.6 million, down 25.1% from the first quarter of 2008.  Advertising revenues were $284.7 million, down 29.5% from the first quarter of 2008, while circulation revenues were up 0.9% to $68.5 million.

Results in both the 2009 and 2008 quarters include certain unique items. Compensation in 2009 included $19.7 million in severance and related charges incurred in connection with the restructuring plan announced by the company on March 9, 2009, while the 2008 quarter included $2.1 million related to restructuring programs last year. Interest expense in the 2008 quarter included a write-down of $3.4 million of deferred financing costs related to an amendment of the company’s bank credit agreement.  Both years also included adjustments related to discrete tax items.

The company noted that on April 15, 2009, it retired $31 million of unsecured notes which had matured.  McClatchy has no other debt maturities until 2011, expects no required pension contributions until 2010, and has suspended cash dividends.  Management expects to use cash primarily for debt repayment for the remainder of 2009.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “As anticipated, our advertising revenues in the first quarter of 2009 were weaker than the fourth quarter of 2008 and reflect the widening economic recession.

“The impact of the downturn had largely been limited to print advertising in 2008, but in the first quarter of 2009 it began to have a greater effect on digital advertising as well.  Still, all categories of digital advertising are outperforming print advertising.  In total, digital advertising revenues decreased 4.7% in the first quarter of 2009.  Digital advertising revenues were impacted by employment advertising, the category most negatively affected by the economic recession and which is down substantially in print and online.  Excluding employment advertising, digital advertising revenues grew 28.7% in the first quarter of 2009.  Also, digital advertising represented 15.3% of total advertising revenues, up from 11.6% of total advertising for all of 2008, and average monthly unique visitors to our websites grew 26.7% in the first quarter of 2009.

“To help offset the impact of declining advertising revenues, we implemented a number of circulation and cost-related initiatives.  We have increased circulation prices at a number of our newspapers over the last several months which resulted in circulation revenue growth of 0.9%. We have also taken several actions in recent months to reduce our cost structure, largely on a permanent basis.  Cash expenses, excluding the severance-related expenses, were down 18.0% as the result of the steps we have taken, and we note that newsprint prices fell sequentially in each month of the quarter. While we have recorded a good portion of the severance related to our most recent cost restructuring initiatives in the first quarter, most of the benefits of these initiatives will be realized over the next 12 months, starting in the second quarter of 2009.  We expect lower expenses and improved circulation revenues to continue to mitigate the impact of advertising revenue declines throughout 2009.

“The economic environment is still weak and, like everyone else, our visibility on advertising trends is limited.  So far April’s revenues are similar to the first quarter. We will remain focused on realigning our cost structure as we continue transitioning our business to a hybrid print and digital media company. We remain the leading local media company in some of the best growth markets in the nation and are working hard to position the company to benefit from a stronger economy once conditions improve.”

Pat Talamantes, McClatchy’s chief financial officer, said, “At the end of the first quarter debt net of cash on hand was $2.02 billion, compared to $2.03 billion at the end of 2008.  Based on our trailing 12 months of cash flow, our leverage ratio, as defined under our credit agreement, was 5.9 times cash flow at the end of the quarter and our interest coverage ratio was 2.8 times cash flow, both of which are in compliance with the requirements of our credit agreement. We have approximately $145 million in availability under our bank credit lines, and have no debt maturities until June 2011.  We expect to make further progress in paying down debt in 2009.”

The company’s unaudited interim statement of income and statistical report, which summarizes performance for the first fiscal quarter of 2009, follows.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 94228623) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

(1) Adjusted (Loss) Income From Continuing Operations and EPS : Earnings in the first fiscal quarter of 2009 and 2008 included the impact of certain events including: the impact of implementing restructuring plans, write-offs of deferred financing costs related to amendments to the company’s credit agreement in 2008, and adjustments for certain discrete tax items in both years. The impacts of these items on 2009 and 2008 results are summarized below (dollars in thousands, except per share amounts):

Adjusted (Loss) Income From Continuing Operations
	Three Months Ended
	March 29, 2009	March 30, 2008
(Dollars in thousands, except per share amounts)
Loss from continuing operations	$(37,724)	$(993)
Add back certain items, net of tax:
Restructuring related charges	16,129	1,232
Write-off of financing costs	-	1,990
Loss on sale of assets	115	-
Certain discrete tax items (credits)/charges	(1,422)	606
Adjusted (loss) income from continuing operations	$(22,902)	$2,835
Earnings per share:
Loss from continuing operations	$(0.45)	$(0.01)
Adjusted (loss) income from continuing operations	$(0.28)	$0.03

Non-GAAP measures should not be considered a substitute for GAAP measures. However, adjusted income from continuing operations provides meaningful supplemental information about the company’s underlying results of operations, and management believes it assists investors and financial analysts in analyzing and forecasting future periods.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website homefinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain compliance with NYSE listing standards, including the NYSE  share price standard and compliance with its market capitalization and stockholders’ equity standards; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended

	March 29,	March 30,
	2009	2008
REVENUES - NET:
Advertising	$284,689	$404,023
Circulation	68,480	67,864
Other	12,456	16,396
	365,625	488,283
OPERATING EXPENSES:
Compensation	183,308	218,853
Newsprint and supplements	54,376	60,458
Depreciation and amortization	34,377	36,382
Other operating expenses	104,426	115,856
	376,487	431,549

OPERATING (LOSS) INCOME	(10,862)	56,734

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,921)	(45,277)
Interest income	31	96
Equity income (losses) in unconsolidated companies, net	(3,130)	(13,124)
Other - net	(101)	914
	(37,121)	(57,391)
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	(47,983)	(657)

INCOME TAX (BENEFIT) PROVISION	(10,259)	336

LOSS FROM CONTINUING OPERATIONS	(37,724)	(993)

INCOME FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	209	144

NET LOSS	$(37,515)	$(849)

NET LOSS PER COMMON SHARE:
Basic:
Loss from continuing operations	$(0.45)	$(0.01)
Income from discontinued operation	-	0.00
Net loss per share	$(0.45)	$(0.01)

Diluted:
Loss from continuing operations	$(0.45)	$(0.01)
Income from discontinued operation	-	0.00
Net loss per share	$(0.45)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	83,020	82,177
Diluted	83,020	82,177

See notes to consolidated financial statements.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print Only			Online Only

Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$147,815	$190,758	-22.5%	$132,496	$180,795	-26.7%	$15,319	$9,963	53.8%
National	27,554	38,225	-27.9%	22,517	34,525	-34.8%	5,037	3,700	36.1%
Classified Total	81,552	140,210	-41.8%	58,479	108,309	-46.0%	23,073	31,901	-27.7%
Automotive	23,875	35,385	-32.5%	16,112	27,614	-41.7%	7,763	7,771	-0.1%
Real Estate	19,738	35,423	-44.3%	15,477	31,417	-50.7%	4,261	4,006	6.4%
Employment	17,194	46,441	-63.0%	9,220	28,417	-67.6%	7,974	18,024	-55.8%
Other	20,745	22,961	-9.7%	17,670	20,861	-15.3%	3,075	2,100	46.4%
Direct Marketing	27,408	34,429	-20.4%	27,408	34,429	-20.4%
Other Advertising	360	402	-10.4%	360	402	-10.4%
Total Advertising	$284,689	$404,024	-29.5%	$241,260	$358,460	-32.7%	$43,429	$45,564	-4.7%

Circulation	68,480	67,864	0.9%
Other	12,456	16,396	-24.0%
Total Revenues	$365,625	$488,284	-25.1%

Advertising Revenues by Market:
California	$51,763	$71,081	-27.2%	$44,275	$64,019	-30.8%	$7,487	$7,062	6.0%
Florida	44,117	62,743	-29.7%	37,626	56,499	-33.4%	6,491	6,244	4.0%
Texas	32,001	44,952	-28.8%	27,380	40,861	-33.0%	4,621	4,091	13.0%
Southeast	80,886	117,663	-31.3%	67,624	102,832	-34.2%	13,262	14,831	-10.6%
Midwest	45,047	61,206	-26.4%	38,372	53,867	-28.8%	6,675	7,339	-9.0%
Northwest	30,857	45,990	-32.9%	25,983	40,382	-35.7%	4,875	5,608	-13.1%
Other	18	389	-95.4%	0	0	0.0%	18	389	-95.4%
Total Advertising	$284,689	$404,024	-29.5%	$241,260	$358,460	-32.7%	$43,429	$45,564	-4.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,315.4	6,959.2	-23.6%

Millions of Preprints Distributed				1,318.0	1,532.6	-14.0%

Average Paid Circulation:*
Daily				2,473.9	2,717.1	-9.0%
Sunday				3,110.4	3,328.3	-6.5%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.